Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276901 and 333-285978 on Form S-8 and Registration Statement Nos. 333-284667 and 333-291834 on Form S-3 of our report dated March 16, 2026, relating to the financial statements of Alto Neuroscience, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 16, 2026